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                                                                    Exhibit 21.1

                                  IBASIS, INC.
                        LIST OF SIGNIFICANT SUBSIDIARIES

iBasis Global, Inc., a Delaware corporation, is a wholly-owned subsidiary of iBasis.

iBasis Securities Corporation, a Massachusetts corporation, is a wholly-owned subsidiary of iBasis.

iBasis Speech Solutions, Inc., a Delaware corporation, is a wholly-owned subsidiary of iBasis.